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                                                                    Exhibit 23.5


                         CONSENT OF HOVDE FINANCIAL LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of NWB Financial Corporation, dated August 14, 2005, as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Pacific Continental Corporation relating to the proposed merger of Pacific Continental Corporation and NWB Financial Corporation and to the references to our name and to the description of such opinion letter contained in the Proxy Statement/Prospectus under the captions "Questions and Answers about the Merger," "Summary -- NWB Financial's Financial Advisor Has Opined That the Merger Consideration is Fair to NWB Financial Shareholders," "Background of and Reasons for the Merger -- Background of the Merger," "Background of and Reasons for the Merger -- Reasons for the Merger -- NWB Financial," "Background of and Reasons for the Merger -- Opinion of Financial Advisor to NWB Financial," and "The Merger -- Conditions to the Merger; Regulatory Approvals"

In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                      Hovde Financial LLC

                                      /s/ Hovde Financial LLC

Washington, D.C.
October 5, 2005